                                                                         Annex A
             ______________________________________________________

                      REORGANIZATION AND MERGER AGREEMENT

                                  BY AND AMONG

                         COMMERCIAL FEDERAL CORPORATION
                                      AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK


                                      AND


                         RAILROAD FINANCIAL CORPORATION
                                      AND
                           RAILROAD SAVINGS BANK, FSB



                           DATED AS OF APRIL 18, 1995
             ______________________________________________________

                               TABLE OF CONTENTS

__________________________________________________________

Article I - The Merger and Related Matters..................   2
  1.1  Merger: Surviving Institution........................   2
  1.2  Effective Time of the Merger.........................   3
  1.3  Conversion of Shares.................................   3
  1.4  Surviving Corporation in the Merger..................   5
  1.5  Authorization for Issuance of Commercial
        Common Stock; Exchange of Certificates..............   6
  1.6  No Fractional Shares.................................   8
  1.7  Shareholders' Meeting................................   8
  1.8  Company Stock Options................................   8
  1.9  Registration Statement; Prospectus/
       Proxy Statement......................................   9
  1.10 Cooperation; Regulatory Approvals....................  11
  1.11 Closing..............................................  11
  1.12 Closing of Transfer Books............................  12
  1.13 Bank Merger..........................................  12
  1.14 Option Agreement.....................................  12

Article II - Representations and Warranties
               of Company and Savings.......................  13
  2.1  Organization, Good Standing, Authority,
        Insurance, Etc......................................  13
  2.2  Capitalization.......................................  13
  2.3  Ownership of Subsidiaries............................  14
  2.4  Financial Statements and Reports.....................  14
  2.5  Absence of Changes...................................  16
  2.6  Prospectus/Proxy Statement...........................  16
  2.7  No Broker's or Finder's Fees.........................  16
  2.8  Litigation and Other Proceedings.....................  17
  2.9  Compliance with Law..................................  17
  2.10 Corporate Actions....................................  17
  2.11 Authority............................................  18
  2.12 Employment Arrangements..............................  18
  2.13 Employee Benefits....................................  19
  2.14 Information Furnished................................  20
  2.15 Property and Assets..................................  20
  2.16 Agreements and Instruments...........................  21
  2.17 Material Contract Defaults...........................  21
  2.18 Tax Matters..........................................  22
  2.19 Environmental Matters................................  22
  2.20 Loan Portfolio: Portfolio Management.................  23
  2.21 Real Estate Loans and Investments....................  24
  2.22 Derivatives Contracts................................  24
  2.23 Insurance............................................  24

Article III - Representations and Warranties of
                Commercial and the Bank.......................  25
  3.1  Organization, Good Standing, Authority,
        Insurance, Etc........................................  25
  3.2  Capitalization.........................................  25
  3.3  Ownership of Subsidiaries..............................  25
  3.4  Financial Statements and Reports.......................  26
  3.5  Absence of Changes.....................................  27
  3.6  Prospectus/Proxy Statement.............................  27
  3.7  No Broker's or Finder's Fees...........................  27
  3.8  Compliance With Law....................................  28
  3.9  Corporate Actions......................................  28
  3.10 Authority..............................................  28
  3.11 Information Furnished..................................  29
  3.12 Litigation and Other Proceedings.......................  29
  3.13 Agreements and Instruments.............................  29

Article IV -- Covenants.......................................  29
  4.1  Investigations; Access and Copies......................  29
  4.2  Conduct of Business of the Company
        and the Company Subsidiaries..........................  30
  4.3  No Solicitation........................................  32
  4.4  Shareholder Approvals..................................  33
  4.5  Filing of Holding Company and Merger
        Applications..........................................  33
  4.6  Consents...............................................  33
  4.7  Resale Letter Agreements; Pooling
        of Interests..........................................  33
  4.8  Publicity..............................................  34
  4.9  Cooperation Generally..................................  34
  4.10 Additional Financial Statements and Reports............  34
  4.11 Due Diligence..........................................  34
  4.12 Stock Listing..........................................  34
  4.13 Allowance for Loan and Real Estate
        Owned Losses..........................................  35
  4.14 D&O Indemnification and Insurance......................  35

Article V - Conditions of the Merger;
 Termination of Agreement.....................................  36
  5.1  General Conditions.....................................  36
  5.2  Conditions to Obligations of Commercial and
        Bank..................................................  37
  5.3  Conditions to Obligations of Company
        and Savings...........................................  40
  5.4  Termination of Agreement and Abandonment
        of Merger.............................................  41

Article VI - Termination of Obligations; Payment of
 Expenses.....................................................  44
  6.1  Termination; Lack of Survival of
        Representations and Warranties........................  44
  6.2  Payment of Expenses....................................  44

Article VII - Certain Post-Merger Agreements..................  45
  7.1  Registration of Stock Underlying Stock Options.........  45
  7.2  Reports to the SEC.....................................  45
  7.3  Employees..............................................  45

Article VIII - General........................................  45
  8.1  Amendments.............................................  45
  8.2  Confidentiality........................................  46
  8.3  Governing Law..........................................  46
  8.4  Notices................................................  46
  8.5  No Assignment..........................................  47
  8.6  Headings...............................................  47
  8.7  Counterparts...........................................  47
  8.8  Construction and Interpretation........................  47
  8.9  Entire Agreement.......................................  47
  8.10 Severability...........................................  48
  8.11 No Third Party Beneficiaries...........................  48

Schedules:
  Schedule I  Disclosure Schedule for the Company
                and Savings.....................................
  Schedule II Disclosure Schedule for Commercial
                and the Bank....................................

Exhibits:
  Exhibit 1.1(a) Acquisition  Agreement of Merger..........
  Exhibit 1.1(b) Bank Plan of Merger............................
  Exhibit 1.14   Option Agreement..........................
  Exhibit 5.2(a) Form of Opinion of Counsel for
                  the Company................................
  Exhibit 5.3(a) Form of Opinion of Counsel for
                  Commercial...............................
  Exhibit 7.3(b) Severance Payment Policy.......................

                      REORGANIZATION AND MERGER AGREEMENT
       =================================================================

     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of April 18, 1995, by and among COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation ("Commercial") and COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK, a Federal-chartered savings bank and wholly-owned subsidiary of Commercial ("Bank"); and RAILROAD FINANCIAL CORPORATION, a Delaware corporation ("Company") and RAILROAD SAVINGS BANK, FSB, a Federal-chartered savings bank and wholly-owned subsidiary of Company ("Savings").

     WHEREAS, Commercial, a non-diversified, unitary savings and loan holding company, with principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of Bank, with its principal offices in Omaha, Nebraska;

     WHEREAS, Company, a non-diversified, unitary savings and loan holding company, with principal offices in Wichita, Kansas, owns all of the issued and outstanding capital stock of Savings, with principal offices in Wichita, Kansas;

     WHEREAS, Commercial and Company desire to combine their respective holding companies through a tax-free, stock-for-stock exchange so that the respective shareholders of both Commercial and Company will have an equity ownership in the combined holding company;

     WHEREAS, following the combination of Commercial and Company it is intended that Bank and Savings will be merged such that the resulting holding company will retain the advantage of a unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger and expand its market area.

     WHEREAS, it is intended that to accomplish this result, the Company will be acquired by means of a merger (the "Acquisition Merger") of the Company with and into Commercial, followed by the merger of Savings with and into Bank (the "Bank Merger"). The Acquisition Merger and the Bank Merger are collectively referred to as the "Merger".

     WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

     WHEREAS, as an inducement to and condition of Commercial's willingness to enter into this Agreement, the Company will grant to Commercial an option pursuant to the Stock Option Agreement, the form of which is attached hereto as
Exhibit 1.14.

     WHEREAS, the Boards of Directors of Commercial and the Company (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Commercial and the Company, respectively, and their respective stockholders and have approved this Agreement and the Stock Option Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the stockholders of the Company, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                         THE MERGER AND RELATED MATTERS

     1.1  Merger: Surviving Institution.  Subject to the terms and conditions of
          -----------------------------
this Agreement, and pursuant to the provisions of the Nebraska Business Corporation Act ("NBCA") and the Delaware General Corporation Law (the "DGCL"), Home Owners Loan Act of 1933, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Acquisition Merger Effective Time (as hereinafter defined), the Company shall be merged with and into Commercial pursuant to the terms and conditions set forth herein and in the Agreement of Merger to be set forth as Exhibit 1.1(a) attached hereto (the "Acquisition Agreement of Merger"), (b) the separate corporate existence of the Company shall cease, and (c) thereafter, at the Bank Merger Effective Time (as hereinafter defined) Savings shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in a plan of merger set forth in
Exhibit 1.1(b) (the "Bank Plan of Merger"). The Acquisition Merger shall have the effects specified in the NBCA and the DGCL, Section 1.4(e) hereof and the Acquisition Agreement of Merger. Upon the consummation of the Acquisition Agreement of Merger, the separate existence of the Company shall cease and Commercial shall continue as the surviving corporation (sometimes referred to herein in such capacity as the "Surviving Corporation"). Upon consummation of the Bank Merger, the separate existence of Savings shall cease and the Bank shall continue as the surviving institution of the Bank Merger. The name of the Bank, as the surviving institution of the Bank Merger, shall remain "Commercial Federal Bank, a Federal Savings Bank". From and after the Bank Merger Effective Time, the Bank, as the surviving institution of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of the Bank and Savings, all as more fully described in the Thrift Regulations, Section 1.13 hereof and the Bank Plan of Merger. Commercial may at any time change the method of effecting the Merger if and to the extent it deems such change to be desirable, provided, however, that no such change shall (A) alter or change the
           --------  -------
amount or kind of consideration to be issued to holders of Company common stock as provided for in this Agreement, (B) adversely affect the tax treatment to Company shareholders as a result of receiving the consideration described in
Section 1.3 herein or (C) materially impede or delay the consummation of the transactions contemplated by this Agreement.

     1.2  Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article V hereof have been satisfied or waived, Commercial and the Company will file, or cause to be filed, certificates or articles of merger with appropriate authorities of Nebraska and Delaware for the Acquisition Merger and articles of combination with the OTS for the Bank Merger which certificate or articles of merger and articles of combination shall in each case be in the form required by and executed in accordance with applicable provisions of law and the Thrift Regulations, respectively. The Acquisition Merger shall become effective at the time, and date which is the later of the time at which (i) the Nebraska articles of merger is filed with the appropriate authorities of Nebraska and (ii) the Delaware certificate of merger is filed with the appropriate authorities of Delaware. ("Acquisition Merger Effective Time") which shall be immediately following the Closing (as defined in Section
1.11 herein) and on the same day as the Closing if practicable. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Acquisition Merger to become effective prior to the Bank Merger.

     1.3  Conversion of Shares.
          --------------------

          (a) At the Acquisition Merger Effective Time, by virtue of the Merger and without any action on the part of Commercial or Company or the holders of shares of Commercial or Company common stock:

                (i) Each outstanding share of Company common stock issued and outstanding at the Acquisition Merger Effective Time, except as provided in clause (a)(ii) of this Section and Section 1.6 hereof, shall be converted into and represent solely the right to receive without any action by the holder, shares of Commercial common stock, in the manner provided in Section 1.5 hereof, and shall no longer be a share of common stock of Company, according to the following Exchange Ratios (which shall be subject to adjustment as provided in clause (a)(v) of this Section):

                     (A) If the Average NMS Closing Price (as defined below) shall be equal to or greater than $24.00 but equal to or less than $27.00, then the Exchange Ratio shall be such number of shares of Commercial common stock equal to the quotient (carried to four digits) that results by dividing $17.25 by the Average NMS Closing Price of Commercial common stock (a maximum of .7188 and a minimum of .6389 shares of Commercial common stock);

                     (B) If the Average NMS Closing Price shall be greater than $27.00, then the Exchange Ratio shall be .6389 shares of Commercial common stock;

                     (C) If the Average NMS Closing Price shall be less than $24.00, then the Exchange Ratio shall be .7188 shares of Commercial common stock; provided, however, in the event the Exchange Ratio is adjusted pursuant to the proviso contained in Section 5.4(f) hereof the Exchange Ratio shall be the Exchange Ratio as so adjusted.

                (ii) Any shares of Company common stock which are owned or held by Company or any of its subsidiaries (except shares held in any 401(k) plan of the Company or any of its subsidiaries or held in a fiduciary capacity) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

                (iii) Each share of common stock of Commercial issued and outstanding immediately prior to the Acquisition Merger Effective Time shall remain an outstanding share of common stock of the Surviving Corporation.

                (iv) The holders of certificates representing shares of Company common stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL.

                (v) If the holders of Commercial common stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Acquisition Merger Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement ("Stock Adjustment"), then the amount of Commercial common stock to be exchanged on the Acquisition Merger Effective Time for Company common stock or kind of securities of Commercial shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Average NMS Closing Price amounts set forth above shall be proportionately adjusted to compensate for any such Stock Adjustment.

          (b) The term "NMS Closing Price" shall mean the price per share (carried to four decimal places) of the last sale of Commercial common stock reported on the National Market System (or reported on such other national securities exchange on which shares of Commercial common stock shall be listed) at the close of the trading day by the National Association of Securities Dealers, Inc. (the "National Market System") (or at the close of the trading day by such other national securities exchange). The term "Average NMS Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the Acquisition Merger Effective Time (the "Determination Period").

          (c) Each share of common stock of Commercial to be issued to the Company's shareholders pursuant to this Section 1.3 shall include the corresponding number of rights associated with the Commercial common stock pursuant to the Rights Agreement dated as of December 19, 1988 by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent ("Commercial Rights Agreement").

     1.4  Surviving Corporation in the Merger.
          -----------------------------------

          (a) The name of the Surviving Corporation in the Acquisition Merger shall be Commercial Federal Corporation.

          (b) The Articles of Incorporation of Commercial as in effect on the Acquisition Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation as the Surviving Corporation.

          (c) The bylaws of Commercial, together with all amendments thereto, if any, as in effect immediately prior to the Acquisition Merger Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law.

          (d) The directors and officers of Commercial in office immediately prior to the Acquisition Merger Effective Time shall be the directors and officers of the Surviving Corporation following the Acquisition Merger, until their successors shall be duly elected and qualified.

          (e)  From and after the Acquisition Merger Effective Time:

                (i) The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Commercial and the Company, and all obligations belonging or due to each of Commercial and Company, all of which are vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Commercial or the Company shall not revert or in any way be impaired by reason of the Acquisition Merger.

                (ii) The Surviving Corporation is liable for all the obligations of each of Commercial and the Company. Any claim existing, or action or proceeding pending, by or against the Company or Commercial, may be prosecuted to judgement, with right of appeal, as if the Acquisition Merger had not taken place, or the Surviving Corporation may be substituted in its place.

                (iii) All the rights of creditors of each of the Company and Commercial are preserved unimpaired, and all liens upon the property of the Company and Commercial are preserved unimpaired, on only the property affected by such liens immediately prior to the Acquisition Merger Effective Time.

     1.5  Authorization for Issuance of Commercial Common Stock; Exchange of
          ------------------------------------------------------------------
Certificates.
- ------------

          (a) Commercial has reserved for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to the Company's shareholders in accordance with this Article I.

          (b) After the Acquisition Merger Effective Time, holders of certificates theretofore evidencing outstanding shares of Company common stock (other than as provided in Section 1.3(a)(ii), upon surrender of such certificates to an exchange agent appointed by Commercial (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of Commercial common stock into which shares of Company common stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof, and cash payments in lieu of fractional shares, as provided in Section 1.6 hereof. As soon as practicable after the Acquisition Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Acquisition Merger Effective Time whose Company stock shall have been converted into Commercial common stock advising such shareholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company common stock in exchange for new certificates for Commercial common stock and cash in lieu of any fractional interest. Upon surrender, each certificate evidencing Company common stock shall be cancelled.

          (c) Until surrendered as provided in this Section 1.5 hereof, each outstanding certificate which, prior to the Acquisition Merger Effective Time, represented Company common stock (other than shares cancelled at the Acquisition Merger Effective Time pursuant to Section 1.3(a)(ii) hereof) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Commercial common stock into which the shares of Company common stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. However, until such outstanding certificates formerly representing Company common stock are so surrendered, no dividend or distribution payable to holders of record of Commercial common stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Commercial common stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Acquisition Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 1.6 hereof. After the Acquisition Merger Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company common stock and, if a certificate formerly representing such shares is presented to Commercial, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Commercial common stock as herein provided.

          (d) All shares of Commercial common stock and cash for any fractional share issued and paid upon the surrender for exchange of Company common stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company common stock.

          (e) If any new certificate for Commercial common stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Commercial common stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Company common stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Commercial common stock and cash for fractional shares, if any, as may be required pursuant hereto; provided, however, that Commercial may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Commercial, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6  No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Commercial common stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company common stock; no dividend or distribution with respect to Commercial common stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Commercial. In lieu of such fractional share interest, any holder of Company common stock who would otherwise be entitled to a fractional share of Commercial common stock will, upon surrender of his certificate or certificates representing Company common stock outstanding immediately prior to the Acquisition Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NMS Closing Price. For the purposes of determining any such fractional share interests, all shares of Company common stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Company common stock issuable to such Company shareholder.

     1.7  Shareholders' Meeting.  The Company shall, at the earliest practicable
          ---------------------
date, hold a meeting of its shareholders (the "Company Shareholders' Meeting") to submit for shareholder approval this Agreement and the Acquisition Merger. The affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote shall be required for such approval.

     1.8  Company Stock Options.
          ---------------------

          (a) At the Acquisition Merger Effective Time, each outstanding option under the Company's 1994 Stock Option and Incentive Plan, the 1986 Stock Option and Incentive Plan and the 1991 Director's Stock Option Plan (the "Company Option Plans") shall continue outstanding as an option to purchase, in place of the purchase of each share of Company common stock, the number of shares (rounded down to the nearest whole share) of Commercial common stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Company common stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Commercial common stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any stock option which is an "incentive stock option." Commercial and Company agree to take such actions as shall be necessary to give effect to the foregoing.

          (b) At all times after the Acquisition Merger Effective Time, Commercial shall reserve for issuance such number of shares of Commercial common stock as necessary so as to permit the exercise of options granted under the Company's Option Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Commercial shall make all filings required under federal and state securities laws so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise.

     1.9  Registration Statement; Prospectus/Proxy Statement.
          --------------------------------------------------

          (a) For the purposes (i) of registering the Commercial common stock to be issued to holders of Company common stock in connection with the Merger with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities, and (ii) of holding the Company Shareholders' Meeting, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

          (b) Commercial shall furnish such information concerning Commercial and the Commercial Subsidiaries (as defined in Section 3.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. Commercial agrees promptly to advise the Company if at any time prior to the Company Shareholders'

Meeting any information provided by Commercial in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Commercial shall promptly file such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Commercial and the Commercial Subsidiaries, to comply with Section 1.9(a).

          (c) The Company shall furnish Commercial with such information concerning the Company and the Company Subsidiaries (as defined in Section 2.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. The Company agrees promptly to advise Commercial if at any time prior to the Company Shareholders' Meeting any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Commercial with the information needed to correct such inaccuracy or omission. The Company shall furnish Commercial with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and the Company Subsidiaries, to comply with Section 1.9(a).

          (d) Commercial shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Commercial shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. The Company authorizes Commercial to utilize in the Registration Statement the information concerning the Company and the Company Subsidiaries provided to Commercial for the purpose of inclusion in the Prospectus/Proxy Statement. The Company shall have the right to review and comment on the form of proxy statement included in the Registration Statement. Commercial shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Commercial shall furnish Company with copies of all such documents. Prior to the Acquisition Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

          (e) The Company shall consult with Commercial in order to determine whether any directors, officers or shareholders of the Company may be deemed to be "affiliates" of Company ("affiliated persons") within the meaning of Rule 145 of the SEC promulgated under the 1933 Act. Commercial and the Company each shall take such action as may be necessary or appropriate to ensure that their respective affiliated persons are aware of and comply with the guidelines of the SEC with respect to the sale by affiliates of stock of companies engaging in a business combination transaction to be accounted for as a pooling of interests as set forth in Topic 2-E of the SEC staff accounting bulletin series. All shares of Commercial common stock issued to such Company affiliated persons (i) in connection with the Merger or
(ii) upon exercise of options received pursuant to Section 1.8 hereof subsequent to the Acquisition Merger Effective Time, shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the 1933 Act and/or pooling of interests accounting requirements, and notice shall be given to Commercial's transfer agent of such restriction, provided that such legend shall be removed by delivery of a substitute certificate without such legend if such Company affiliated person shall have delivered to Commercial a copy of a letter from the staff of the SEC or an opinion of counsel, in form and substance satisfactory to Commercial, to the effect that such legend is not required for purposes of the 1933 Act, and, in any event, at any time after the expiration of three years from the Acquisition Merger Effective Time unless, in the opinion of the counsel for Commercial, such person was an "affiliate" of Commercial within the meaning of Rule 145 within three months prior to the expiration of such three year period. So long as shares of such Commercial common stock bear such legend, no transfer of such Commercial common stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Commercial to assure that such transfer will not violate applicable provisions of the 1933 Act, or rules, regulations or policies of the SEC.

     1.10  Cooperation; Regulatory Approvals.  The parties shall cooperate and
           ---------------------------------
use reasonable best efforts to complete the transactions contemplated hereunder at the earliest practicable date. Each party shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, applicable Secretary of State, other regulatory authorities, holders of the voting shares of common stock of the Company, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained.

     1.11  Closing.  If (i) this Agreement has been duly approved by the
           -------
shareholders of the Company, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Commercial at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section

1.2 hereof. Such Closing will take place as soon as practicable as agreed by the parties, provided, however, that the Closing shall be no more than thirty
         --------  -------
(30) days after the satisfaction or waiver of all conditions and/or obligations contained in Article V of this Agreement.

     1.12  Closing of Transfer Books.  At the Acquisition Merger Effective Time,
           -------------------------
the transfer books for Company common stock shall be closed, and no transfer of shares of Company common stock shall thereafter be made on such books.

     1.13  Bank Merger.
           -----------

          (a) At the Bank Merger Effective Time, each share of Savings Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be cancelled. No new shares of the capital stock or other securities or obligations of the Bank shall be issued or be deemed issued with respect to or in exchange for such cancelled shares, and such cancelled shares of Savings Common Stock shall not be converted into any shares or other securities or obligations of the Bank.

          (b) The charter and bylaws of the Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the charter and bylaws of the Bank, as the surviving institution of the Bank Merger, and may thereafter be amended in accordance with applicable law.

          (c) The directors and officers of the Bank immediately prior to the Bank Merger Effective Time shall be the directors and officers of the Bank, as the surviving institution of the Bank Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (d) The liquidation account established by Savings pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Bank after the Bank Merger Effective Time for the benefit of those persons and entities who were savings account holders of Savings on June 18, 1986 and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account established by Savings.

     1.14  Option Agreement.  Simultaneously with the execution of this
           ----------------
Agreement by the parties, Commercial and the Company are executing a Stock Option Agreement (the "Option Agreement") in the form of Exhibit 1.14.

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SAVINGS

     Company and Savings represent and warrant to Commercial and the Bank that, except as disclosed in Schedule I attached hereto:

     2.1  Organization, Good Standing, Authority, Insurance, Etc.  The Company
          ------------------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Section 2.1 of Schedule I lists each "subsidiary" of the Company and Savings within the meaning of Section 10(a)(1)(G) of HOLA, (individually a "Company Subsidiary" and collectively the "Company Subsidiaries") (unless otherwise noted herein all references to a "Company Subsidiary" or to the "Company Subsidiaries" shall include Savings). Each of the Company Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of Schedule I. The Company and each Company Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The Company has delivered to Commercial a true, complete and correct copy of the certificate of incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of Company and each Company Subsidiary. The Company and each Company Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Savings is a member in good standing of the Federal Home Loan Bank of Topeka and all eligible accounts issued by Savings are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Savings is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. The Company is duly registered as a savings and loan holding company under the HOLA.

     The minute books of the Company and the Company's Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards).

     2.2  Capitalization.  The authorized capital stock of the Company consists
          --------------
of (i) 4,000,000 shares of common stock, par value $0.10 per share, of which 2,116,074 shares were issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, par value of $0.10 per share, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of Company common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options to purchase 146,309 shares of Company common stock under the Company Option Plans and as contemplated by the Option Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of the Company's capital stock from the Company and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Stock Contract") to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock. A true and complete copy of the Company's Option Plans, as in effect on the date of this Agreement, is attached as Section 2.2 of Schedule I. Neither the Company nor Savings is aware of any event or circumstance (but not including actions or events by Commercial) which would disqualify the Merger from being accounted for as a pooling of interests.

     2.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Company Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by the Company or a Company Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). Except as set forth in Section 2.3 of Schedule I, all of the outstanding capital stock or other ownership interests in all of the Company Subsidiaries is owned either by the Company or Savings. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Company Subsidiary and no contracts to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or profit participations in any "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Topeka or except as set forth in Section 2.3 of
Schedule I.

     2.4  Financial Statements and Reports.
          --------------------------------

          (a) No registration statement, proxy statement, schedule or report filed by the Company or any Company Subsidiary with the SEC or the OTS under the 1933 Act or the 1934 Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, the Company and the Company Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS, or the Federal Deposit Insurance Corporation (the "FDIC") under various securities and financial institution laws and regulations except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after December 31, 1994) in accordance with the Company's books and records and those of any of its Subsidiaries, and
(ii) present (and in the case of financial statements in respect of periods ending after December 31, 1994, will present) fairly the consolidated balance sheet and the consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries as of the dates and for the period indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). The audited consolidated financial statements of the Company at December 31, 1994 and for the year then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) of the Company and the Company Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to the Company or the Company Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1994 or for transactions effected or actions occurring or omitted to be taken after December 31, 1994 (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

          (b) The Company has delivered to Commercial each SEC Report filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

     2.5  Absence of Changes.
          ------------------

          (a) Since December 31, 1994, there has been no material adverse change in the business, properties, financial condition, results of operations or assets of the Company and the Company Subsidiaries, taken as a whole. There is no occurrence, event or development of any nature existing or, to the best knowledge of the Company, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Company or any Company Subsidiary.

          (b) Except as set forth in Section 2.5 of Schedule I, since December 31, 1994, each of the Company and the Company Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     2.6  Prospectus/Proxy Statement.  At the time the Prospectus/ Proxy
          --------------------------
Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approvals referred to in Section 1.7(a) hereof and at all times subsequent to such mailings up to and including the times of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to the Company (including the Company Subsidiaries), its shareholders and representatives, Company common stock and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of the Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except the

Company has engaged Piper Jaffray Inc. to provide financial advisory services and to deliver a "fairness opinion" to the effect that the consideration to be received by the Company shareholders in the Merger is fair to the Company shareholders from a financial point of view, whose fees and reasonable out-of-pocket expenses will be paid by Company. A copy of the engagement agreement with Piper Jaffray is attached to Section 2.7 of Schedule I.

     2.8  Litigation and Other Proceedings.  Except as set forth in Section 2.8
          --------------------------------
of Schedule I, neither the Company nor any Company Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of the Company, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     2.9  Compliance with Law.
          -------------------

          (a) The Company and the Company Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither the Company nor any Company Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) The Company and each of its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective business as they are presently conducted.

     2.10  Corporate Actions.
           -----------------

          (a) The Boards of Directors of the Company and Savings have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Merger Agreement, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has authorized and directed the submission for shareholders' approval of this Agreement, together with the Merger and any other action requiring such approval. All corporate authorization by the Board of Directors of the Company required for the consummation of the Merger has been obtained.

          (b) The Company's Board of Directors has taken or will take all necessary action to exempt this Agreement, the Acquisition Merger Agreement, the Bank Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby from, (i) any applicable state takeover laws, (ii) any Delaware laws limiting or restricting the voting rights of shareholders, (iii) any Delaware laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or person or entity of similar type, and (iv) any provision in its or any of the Company's Subsidiaries articles/certificate of incorporation, charter or bylaws, (A) restricting or limiting stock ownership or the voting rights of shareholders, or (B) requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or person or entity of similar type.

     2.11  Authority.  Except as set forth in Section 2.11 of Schedule I, the
           ---------
execution, delivery and performance of its obligations under this Agreement and the Option Agreement by the Company and Savings does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) the certificate of incorporation or bylaws of the Company, the articles of incorporation, charter or bylaws of any Company Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance, or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iv) any other material agreement, material lease, material contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals.
The Company and Savings have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform their respective obligations hereunder and thereunder, except, with respect to this Agreement and the Acquisition Merger, the approval of the Company's shareholders required under applicable law. Other than the receipt of Governmental Approvals (as defined in Section 5.1(c)), the approval of shareholders and the consents specified in Schedule I with respect to the Contracts, no consents or approvals are required on behalf of Company in connection with the consummation of the transactions contemplated by this Agreement and the Option Agreement. This Agreement and the Option Agreement constitute the valid and binding obligation of the Company and Savings and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12  Employment Arrangements.  Except as disclosed in Section 2.12 of
           -----------------------
Schedule I, there are no employment, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Company or any Company Subsidiary which may not be terminated without penalty (including any augmentation or acceleration of benefits) on 30 days or less notice to such person. No payments to directors, officers or employees of the Company or the Company Subsidiaries resulting from the transactions contemplated hereby will cause the imposition of excise taxes under
Section 4999 of the Code or the disallowance of a deduction to the Company or any Company Subsidiary pursuant to Section 280G(a) of the Code.

     2.13  Employee Benefits.
           -----------------

          (a) Neither the Company nor any of the Company Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of Schedule I (true and correct copies of which have been delivered to Commercial). None of Company or any of the Company Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Company is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.13 of Schedule I, neither the Company nor any of the Company Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          (b) Except as disclosed in Section 2.13 to Schedule I, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1994 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1994.

          (c) To the best knowledge of the Company, with respect to all Employee Plans and Benefit Arrangements, the Company and each Company Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any Company Subsidiary which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of Company or any Company Subsidiary; nor to the best knowledge of Company has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; nor has Company or any Company Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To the best of its knowledge, neither Company nor any Company Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Commercial, or any of its affiliates at or after the Effective Time of the Merger.

     2.14  Information Furnished.  No statement contained in any schedule,
           ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Company to Commercial pursuant to this Agreement or pursuant to the due diligence to be conducted pursuant to Section 4.11 hereof contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make (i) the representations and warranties or (ii) the information provided and to be provided to Commercial for purposes of its due diligence examination pursuant to Section 4.11 hereof not misleading, to the best knowledge of the Company, has been withheld from Commercial.

     2.15  Property and Assets.  The Company and the Company Subsidiaries have
           -------------------
good and marketable title to all of their real property reflected in the financial statements at December 31, 1994, referred to in Section 2.4 hereof, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business and (f) as otherwise specifically indicated in Section 2.15 of Schedule
I. Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Company nor any Company Subsidiary is in default in any material respect under any such lease. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger except as set forth in Section 2.15 of Schedule I. Except as set forth in Section 2.15 of Schedule I, there has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Company and the Company Subsidiaries since December 31, 1994. All property and assets material to their business and currently used by Company and the Company Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     2.16  Agreements and Instruments.  Except as set forth in Section 2.16 of
           --------------------------
Schedule I, neither the Company nor any Company Subsidiary is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof, (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between Company or any Company Subsidiary and any director or officer of Company or Savings, or any member of the immediate family or affiliate of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which Company or any Company Subsidiary is a party, (e) any agreements between Company or any Company Subsidiary and any five percent or more shareholder of Company, and (f) any agreements, directives, orders, or similar arrangements between or involving the Company or any Company Subsidiary and any state or federal savings institution regulatory authority.

     2.17  Material Contract Defaults.  Neither the Company nor any Company
           --------------------------
Subsidiary nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which the Company or a Company Subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the Company or any Company Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18  Tax Matters.
           -----------

          (a) The Company and each of the Company Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.18 of Schedule I; and, except as set forth in Section 2.18 of
Schedule I, there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of Schedule I, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Company, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Company aware of any basis
for any such assertion or claim.    The Company and each of the Company
Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. The Company and each Company Subsidiary have complied with all applicable state law sales and use tax collection and reporting requirements.

          (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company or any of the Company Subsidiaries for any period or periods through and including December 31, 1994, has been made and is reflected on the December 31, 1994 audited Company consolidated financial statements and has been or will be made with respect to periods ending after December 31, 1994.

     2.19  Environmental Matters.  Except as set forth in Section 2.19 of
           ---------------------
Schedule I, to the best knowledge of the Company, neither the Company nor any Company Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Except as set forth in Section 2.19 of Schedule I, neither the Company nor any Company Subsidiary has knowledge of, nor has the Company or any Company Subsidiary received written notice from any governmental or regulatory body of, any conditions, activities, practices or incidents which is reasonably likely to interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to Company's knowledge, threatened against Company or any Company Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20  Loan Portfolio:  Portfolio Management.
           -------------------------------------

          (a) All evidences of indebtedness reflected as assets in the consolidated balance sheet of Company as of December 31, 1994, or acquired since such date, are (except with respect to those assets which are no longer assets of the Company or any Company Subsidiary) binding obligations of the respective obligers named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been threatened or asserted against the Company or any Company Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Savings were at the time entered into and at all times since have been in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. Savings administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Savings regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

          (b) Section 2.20 of Schedule I sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Savings and its subsidiaries that have been adversely designated, criticized or classified by it as of March 31, 1995, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of its Subsidiaries before the date hereof.

     2.21  Real Estate Loans and Investments.  Except for properties acquired in
           ---------------------------------
settlement of loans, there are no facts, circumstances or contingencies known to the Company or any Company Subsidiary which exist which would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of the Company or any Company Subsidiary (either individually or in the aggregate with other loans and investments).

     2.22  Derivatives Contracts.  Neither the Company nor any of its
           ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of Schedule I, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23  Insurance.  Except as set forth in Section 2.23 of Schedule I, the
           ---------
Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which the Company and the Company Subsidiaries are engaged. A schedule of all insurance policies in effect as to the Company and the Company Subsidiaries (the "Insurance Policies") is as set forth on Section 2.23 of Schedule I (other than policies pertaining to mortgage loans made in the ordinary course of business). Except as set forth on Section
2.23 of Schedule I, all Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in the Company's financial statements). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Except as set forth on
Section 2.23 of Schedule I, neither the Company nor any Company Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

     Commercial and the Bank represent and warrant to Company and Savings that, except as disclosed in Schedule II attached hereto:

     3.1  Organization, Good Standing, Authority, Insurance, Etc.  Commercial is
          ------------------------------------------------------
a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska. Each of the subsidiaries of Commercial within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Commercial Subsidiary" and collectively the "Commercial Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Commercial and each Commercial Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it
is now being conducted.   Commercial and each Commercial Subsidiary is qualified
to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the SAIF to the maximum extent permitted under applicable law. The Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. Commercial is duly registered as a savings and loan holding company under the HOLA.

     3.2  Capitalization.  The authorized capital stock of Commercial consists
          --------------
of 25,000,000 shares of Commercial common stock, par value $.01 per share, of which 12,877,339 shares were issued and outstanding as of the date of this Agreement and 10,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement.
All outstanding shares of Commercial common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     3.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Commercial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Commercial or a Commercial Subsidiary free and clear of any Encumbrance. Except as disclosed in Section 3.3 of Schedule II, all of the outstanding capital stock or other ownership interests in all of the Commercial Subsidiaries is owned either by Commercial or the Bank. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Commercial Subsidiary and no contracts to which Commercial or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Commercial Subsidiaries.

     3.4  Financial Statements and Reports.  No registration statement, proxy
          --------------------------------
statement, schedule or report filed by Commercial or any Commercial Subsidiary with the SEC or the OTS under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, Commercial and the Commercial Subsidiaries have timely filed all documents required to be filed by them with the SEC, the OTS, or the FDIC under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after December 31,
1994) in accordance with Commercial's books and records and those of any of its Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after December 31, 1994, will present) fairly the consolidated statement of financial condition and the consolidated statements of operations, stockholders' equity and cash flows of Commercial and its Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes in generally accepted accounting principles). The consolidated financial statements of Commercial as of December 31, 1994 and for the six months then ended and the consolidated financial statements for all periods thereafter up to the Closing disclose or will disclose, as the case may be, all liabilities (including contingent liabilities) as of such date of Commercial and the Commercial Subsidiaries, other than liabilities which are not, in the aggregate, material to Commercial and the Commercial Subsidiaries, taken as a whole, and contain or will contain in the opinion of management adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to Commercial or the Commercial Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1994, or for transactions effected or actions occurring or omitted to be taken after December 31, 1994, (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

     3.5  Absence of Changes.  Since December 31, 1994, there has been no
          ------------------
material adverse change in the business, properties, financial condition, results of operations or assets of Commercial and the Commercial Subsidiaries, taken as a whole. There is no occurrence, event or development of any nature existing or, to the best knowledge of Commercial, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Commercial or any Commercial Subsidiary.

     3.6  Prospectus/Proxy Statement.  At the time the Registration Statement
          --------------------------
becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approval referred to in Section 1.7(b) hereof and at all times subsequent to such mailings up to and including the times of such approval, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Commercial (including the Commercial Subsidiaries) and its shareholders, Commercial common stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

          (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     3.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of Commercial or any of the Commercial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except Commercial has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services and to deliver a "fairness opinion" as to whether or not the Exchange Ratio is fair to Commercial's shareholders from a financial point of view, whose fees and reasonable out-of-pocket expenses will be paid by Commercial.

     3.8  Compliance With Law.
          -------------------

          (a) Commercial and the Commercial Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither Commercial nor any Commercial Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) Commercial and each of it Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its respective business as it is presently conducted.

     3.9  Corporate Actions.  The Boards of Directors of Commercial and the Bank
          -----------------
have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Merger Agreement, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. All corporate authorizations by the Board of Directors of Commercial required for the consummation of the Merger have been obtained.

     3.10  Authority.  The execution, delivery and performance of this Agreement
           ---------
by Commercial and the Bank does not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under (i) the articles of incorporation or bylaws of Commercial, the charter or bylaws of the Bank, or the articles of incorporation or bylaws or of any other Commercial Subsidiary, (ii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iii) any other Contract to which Commercial or any of the Commercial Subsidiaries is a party or is subject to or by which any of their properties or assets is bound which default, termination or acceleration would have a material adverse effect on the financial condition, business or results of operations of Commercial and its Subsidiaries, taken as a whole. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Commercial and the Bank have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform their obligations hereunder and thereunder. Other than the receipt of Government Approvals, no consents or approvals are required on behalf of Commercial or any Commercial Subsidiary in connection with the consummation of the transactions contemplated by this Agreement and the Option Agreement. This Agreement and the Option Agreement constitute the valid and binding obligation of Commercial and the Bank, and are enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     3.11  Information Furnished.  No statement contained in any schedule,
           ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Commercial to Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading, to the best knowledge of Commercial, has been withheld from the Company.

     3.12  Litigation and Other Proceedings.  Except for matters which would not
           --------------------------------
have a material adverse effect on the business, financial condition or results of operations of Commercial and Commercial's Subsidiaries taken as a whole, neither Commercial nor any Commercial Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of Commercial, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     3.13  Agreements and Instruments.  As of the date of this Agreement, there
           --------------------------
are no agreements, directives, orders or similar arrangements between or involving Commercial or any Commercial Subsidiary and any state or federal savings institution regulatory authority.


                                   ARTICLE IV
                                   COVENANTS

     4.1  Investigations; Access and Copies.  Between the date of this Agreement
          ---------------------------------
and the Acquisition Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Articles II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request; provided, however, that any such inspection (a) shall be
                    --------  -------
conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article V of this Agreement.

     4.2  Conduct of Business of the Company and the Company Subsidiaries.
          ---------------------------------------------------------------
Between the date of this Agreement and the Acquisition Merger Effective Time, the Company and Savings agree:

          (a) That the Company and the Company Subsidiaries shall conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices and not to take any action that would (i) adversely affect the ability to obtain the Governmental Approvals or (ii) adversely affect the Company's ability to perform its obligations under this Agreement or the Stock Option Agreement or (iii) adversely affect the ability of Savings to acquire and operate the seven branch offices it agreed to acquire by contract dated January 31, 1995 from Metropolitan Federal Bank, fsb;

          (b)   That the Company shall not, without the prior written consent of
Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Company's capital stock; (ii) reacquire any of Company's outstanding shares; (iii) issue or sell or buy any shares of capital stock of the Company or any Company Subsidiary, except shares of Company common stock issued pursuant to the Company Option Plans; (iv) effect any stock split, stock dividend or other reclassification of Company's common stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Company or any Company Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Company or of any Company Subsidiary;

          (c) That Company and the Company Subsidiaries shall not, without the prior written consent of Commercial: (i) sell or dispose of any significant assets of the Company or of any Company Subsidiary other than in the ordinary course of business consistent with past practices; (ii) merge or consolidate the Company or any Company Subsidiary with or otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Savings (whether de novo, purchase, sale or relocation, it being the understanding of the parties, however, that Savings may acquire and operate the seven branches it agreed to acquire by contract dated January 31, 1995) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property; (iii) change the certificate of incorporation, charter documents or other governing instruments of the Company or any Company Subsidiary, except as provided in this Agreement; (iv) grant to any executive officer, director or employee of the Company or any Company Subsidiary (A) any increase in annual compensation, except for increases in salaries paid to non-executive employees in the ordinary course of business, which inreases shall not exceed $25,000 in the aggregate, or (B) any bonus type payment, except that bonuses may be paid from the Company's formula bonus arrangement disclosed in
Section 4.2 of Schedule I pro rated to the Closing if the earnings targets the Company previously advised Commercial are met, provided, that any actions taken
                                               --------
pursuant to Section 4.13 of this Agreement shall not adversely impact the ability of Savings to make any bonus payments in accordance herewith; (v) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type; (vi) authorize severance pay or other benefits for any officer, director or employee of Company or any Company Subsidiary except, other than as permitted hereby, in accordance with similar policies of Commercial;
(vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices; (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices; (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional investments in subsidiaries; (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts or Structured Notes; (xi) purchase any equity securities other than Federal Home Loan Bank stock; (xii) make any investment which would cause Savings to not be a qualified thrift lender under
Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xiii) make (A) any acquisition and development or land acquisition loans, (B) any commercial or commercial real estate loan or multifamily real estate loan, (C) any construction loans, or (D) any loans for the construction or development of condominium projects, except in each case in accordance with existing policies as of the date hereof or as may otherwise be agreed to by Commercial and the Company after the date hereof;
(xiv) authorize capital expenditures other than in the ordinary course of business; (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or adopt or implement any change in its methods of accounting for Federal income tax purposes; or (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity. The limitations contained in this Section 4.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 4.2(c). Notwithstanding the foregoing, Savings may engage in any of the foregoing activities exclusively with the Bank.

     4.3  No Solicitation.  The Company will not authorize any officer,
          ---------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Company or any Company Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of the Company Board of Directors may otherwise require (as determined in consultation with legal counsel), the Company will not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly,
(A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. The Company will promptly give written notice to Commercial upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement with respect to the Company, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Company or Savings or for the acquisition of a ten percent (10%) or greater equity interest in Company or Savings, or for the acquisition of a substantial portion of the assets of Company or Savings (other than loans or securities sold in the ordinary course).

     4.4  Shareholder Approvals.  The Company shall call the meeting of its
          ---------------------
shareholders to be held for the purpose of voting upon the Acquisition Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable. In connection with such meeting, the Company Board of Directors shall recommend approval of the Merger, subject to the fiduciary duties of the Board of Directors and receipt of an updated fairness opinion immediately prior to the date of mailing of the Prospectus/Proxy Statement. The Company shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the shares of Company common stock in favor of the Merger, except as the fiduciary duties of the Boards of Directors may otherwise require.

     4.5  Filing of Holding Company and Merger Applications.  Commercial shall
          -------------------------------------------------
use its best efforts promptly to prepare, submit and file, a holding company application to the OTS pursuant to 12 C.F.R. (S)574.3 for acquisition of control of Company and Savings and a merger application to the OTS pursuant to the Bank Merger Act and 12 C.F.R. 563.22(a) for the Bank Merger and any other applications required to be filed in connection with the transactions contemplated hereby. Commercial and the Company each agree to use their best efforts to secure the OTS confirmation described in Section 5.2(h)(ii) herein.

     4.6  Consents.  Company and Savings will use their best efforts to obtain
          --------
the consent or approval of each person whose consent or approval shall be required in order to permit Company or Savings, as the case may be, to consummate the Acquisition Merger and the Bank Merger.

     4.7  Resale Letter Agreements; Pooling of Interests.  After execution of
          ----------------------------------------------
this Agreement, (i) Company shall use its best efforts to cause to be delivered to Commercial from each person who may be deemed to be an "affiliate" of Company within the meaning of Rule 145, a written letter agreement regarding restrictions on resale of the shares of Commercial common stock received by such persons in the Merger and upon exercise of options received under Section 1.8 herein subsequent to the Acquisition Merger Effective Time to ensure compliance with applicable resale restrictions imposed under the federal securities laws and to ensure pooling of interest accounting treatment and (ii) neither Commercial nor the Company (including the Company Subsidiaries) shall take any action which would materially impede or delay consummation of the Merger, or prevent the transactions contemplated hereby from (A) qualifying for accounting treatment as a "pooling of interests" (unless this requirement is waived (in writing, if the action is to be taken by the Company) by Commercial in which event the condition set forth in Section 5.2(f) hereof shall also be deemed waived by Commercial) or (B) qualifying as a reorganization within the meaning of Section 368 of the Code; provided that nothing hereunder shall limit the ability of Commercial to exercise its rights under the Option Agreement.

     4.8  Publicity.  Between the date of this Agreement and the Acquisition
          ---------
Merger Effective Time, neither Commercial, Company or any of their subsidiaries shall, without the prior approval of the other, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereto, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby, except as required by law.

     4.9  Cooperation Generally.  Between the date of this Agreement and the
          ---------------------
Acquisition Merger Effective Time, Commercial, Company and their subsidiaries shall use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date.

     4.10 Additional Financial Statements and Reports.  As soon as reasonably
          -------------------------------------------
practicable after they become publicly available, the Company shall furnish to Commercial and Commercial shall furnish to the Company, respectively, its balance sheet and related statements of operations, cash flows and stockholders' equity for all periods prior to the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Company or Commercial, as the case may be (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet, and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as the case may be, under the Exchange Act.

     4.11 Due Diligence.  For a period commencing on the date hereof and ending
          -------------
on May 24, 1995, the Company shall permit Commercial and its counsel and other representatives to conduct a due diligence investigation of the Company and its Subsidiaries. The Company shall provide full access during normal business hours for such review of its properties, books and records. The Company shall furnish Commercial with such information concerning its affairs and the affairs of the Company Subsidiaries as may reasonably be requested.

     4.12 Stock Listing.  Commercial agrees to use all reasonable efforts to
          -------------
cause to be listed on the NASDAQ National Market System (or such other national securities exchange on which the shares of

Commercial common stock outstanding as of the date hereof shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Commercial common stock to be issued in the Merger.

     4.13 Allowance for Loan and Real Estate Owned Losses.  At the request of
          -----------------------------------------------
Commercial and in an amount specified by Commercial, prior to the Acquisition Merger Effective Time, the Company and Savings shall establish such additional provisions for loan and real estate owned losses as may be necessary in the sole determination of Commercial to conform the Company's and Savings' loan and real estate owned allowance practices and methods to those of Commercial and the Bank (as such practices and methods are to be applied to Company and Savings from and after the Acquisition Merger Effective Time); provided, however, that Company and Savings shall not be required to take such action until: (i) Company and Savings provide to Commercial a written statement dated the date of Closing certified by the Chairman of the Board, the President and the Chief Financial Officer of the Company and Savings, that the conditions in Sections 5.1 and 5.2 to be satisfied by the Company or Savings or both of them have been satisfied by either or both of them or, alternatively, setting forth in detail the circumstances that have prevented such conditions from being satisfied (the "Reliance Certificate"); and (ii) Commercial and the Bank, after reviewing the Reliance Certificate, provide the Company and Savings a written waiver of any right either entity may have to terminate the Agreement which waiver shall contain an express condition precedent that Company and Savings have established such additional provisions for loan and real estate losses as requested by Commercial pursuant to this Section 4.13. No additional provision for loan and real estate owned losses taken by Savings pursuant to this Section 4.13 shall be deemed in and of itself to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

     4.14 D&O Indemnification and Insurance.  For a period of six (6) years
          ---------------------------------
following the Acquisition Merger Effective Time, Commercial agrees that the Merger shall not affect or diminish any of the Company's duties and obligations of indemnification existing as of the Acquisition Merger Effective Time in favor of employees, agents, directors or officers of the Company or the Company Subsidiaries arising by virtue of its Certificate of Incorporation or Bylaws in the form in effect at the date of this Agreement or arising by operation of law. Commercial shall cause the persons serving as officers and directors of the Company immediately prior to the Acquisition Merger Effective Time to be covered for a period of three years from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Commercial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the

Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Commercial be required to expend more than 150% of the amount currently expended by the Company to maintain or procure insurance coverage for such three year period pursuant hereto.

                                   ARTICLE V
                           CONDITIONS OF THE MERGER;
                           TERMINATION OF AGREEMENT

     5.1  General Conditions.  The obligations of Commercial, the Bank, the
          ------------------
Company and Savings to effect the Acquisition Merger and the Bank Merger shall be subject to the following conditions:

          (a)   Stockholder Approval.  The holders of the outstanding shares of
                --------------------
Company common stock shall have approved this Agreement and the Acquisition Merger as specified in Section 1.7 hereof or as otherwise required by applicable law.

          (b)   No Proceedings.  No order shall have been entered and remain in
                --------------
force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

          (c)   Government Approvals.  To the extent required by applicable
                --------------------
law or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the Federal Trade Commission, DOJ, the SEC, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d)   Registration Statement.  The Registration Statement shall have
                ----------------------
been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Commercial's common stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (e)   Federal Tax Opinion.  Receipt of either an opinion of Deloitte &
                -------------------
Touche LLP, or other tax advisor reasonably acceptable to Commercial and the Company, or a private letter ruling from the IRS, in form and content reasonably satisfactory to Commercial and the Company, and upon which Company shareholders may rely, to the effect that for federal income tax purposes:

                (i) The Acquisition Merger and the Bank Merger will each qualify as a "reorganization" under Section 368(a) of the Code.

                (ii) No gain or loss will be recognized by Commercial, the Bank, the Company or Savings by reason of the Acquisition Merger or the Bank Merger.

                (iii) No gain or loss will be recognized by any Company shareholder (except in connection with the receipt of cash in lieu of a fractional share of Commercial common stock) upon the exchange of Company common stock for Commercial common stock in the Merger.

                (iv) The basis of the Commercial common stock received by a Company shareholder who exchanges Company common stock for Commercial common stock will be the same as the basis of the Company common stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Commercial common stock).

                (v) The holding period of the Commercial common stock received by a Company shareholder receiving Commercial common stock will include the period during which the Company common stock surrendered in exchange therefore was held (provided that such common stock of such Company shareholder was held as a capital asset at the Acquisition Merger Effective Time).

                (vi) Cash received by a Company shareholder in lieu of a fractional share interest of Commercial common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Commercial common stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Company stock was a capital asset in his hands at the Acquisition Merger Effective Time).

     5.2  Conditions to Obligations of Commercial and Bank.  The obligations of
          ------------------------------------------------
Commercial and Bank to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a)   Opinion of Counsel for Company.  Commercial shall have received
                ------------------------------
from Thompson & Mitchell, counsel to Company, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.2(a).

          (b)   Required Consents.  In addition to Governmental Approvals,
                -----------------
Company and Savings shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Company and the Company Subsidiaries, taken as a whole; in this connection, the Company and Savings shall obtain consents from all lessors to their respective real estate leases that may be required for consummation of the Merger.

          (c)   Company Accountants' Letter.   Commercial shall deliver an
                ---------------------------
appropriate representation letter pursuant to SAS 72 and shall have received from KPMG Peat Marwick LLP, letters dated the date of mailing the Prospectus/Proxy Statement and the date of the Closing to the effect that: (i) with respect to the Company they are independent accountants within the meaning of the 1933 Act and 1934 Act and the applicable rules and regulations thereunder, (ii) it is their opinion that the audited financial statements of the Company included in the Prospectus/Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the applicable published accounting rules and regulations thereunder, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus/Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the published rules and regulations thereunder; (B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of the Company and at a specific date not more than five business days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of the Company (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the stockholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus/Proxy Statement, or
(2) for the period from the date of the latest audited financial statements of the Company included in the Prospectus/Proxy Statement to a specific date not more than five business days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Company or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Company, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus/Proxy Statement and requested by Commercial and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of the Company's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to the Company which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein.

          (d)   No Material Adverse Change.  Between the date of this Agreement
                --------------------------
and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Company and the Company Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impair both the Company and Commercial in a substantially similar manner.

          (e)   Representations and Warranties to be True; Fulfillment of
                ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of the Company and
- ------------------------
Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Company and Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Company shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (f)   Commercial Accountants' Letter.  Commercial shall have received
                ------------------------------
from Deloitte & Touche LLP a letter dated the Acquisition Merger Effective Time, in substance reasonably acceptable to Commercial, stating its opinion that, based upon the information furnished to it, the Merger should be accounted for by Commercial as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

          (g)   No Litigation.  Neither the Company nor any Company Subsidiary
                -------------
shall be a party to any pending litigation, reasonably probable of being determined adversely to the Company or any Company Subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

          (h)   Regulatory Approval.  (i) All Governmental Approvals required
                -------------------
hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank; and (ii) in connection with such Governmental Approvals, the OTS and any other applicable governmental agency shall confirm in writing that the Bank, as the surviving institution of the Bank Merger, shall be lawfully authorized to operate, maintain and replace Savings agency offices to the same extent as Savings currently operates, maintains and replaces such agency offices and such authorization shall be subject to no time or other restriction not in effect as of the date hereof.

          (i)   Acceptance of Legal Matters.  The form and substance of all
                ---------------------------
legal matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to Housley Goldberg Kantarian & Bronstein, P.C., special counsel to Commercial and the Bank.

          (j)   Affiliates Letters.  Commercial shall have received the letter
                ------------------
agreements from all affiliates of the Company as contemplated in Section 4.7(i) herein.

          (k)   Fairness Opinion.  Prior to mailing the Prospectus/Proxy
                ----------------
Statement, Commercial shall have received an updated written opinion from Merrill Lynch & Co. to the effect that the Exchange Ratio is fair to Commercial from a financial point of view.

          (l)   Environmental Reports.  Commercial, at its  expense, shall have
                ---------------------
received a Phase I Environmental Risk Report (as contemplated in OTS Thrift Bulletin #16) on (i) all commercial real estate owned of, (ii) all offices and premises used as facilities by, and (iii) all properties which serve as security for any commercial real estate loan having an original principal balance of $1,000,000 or more of, the Company and Savings, such Reports or other reports derived therefrom or supplemental thereto to be satisfactory to Commercial.

     5.3  Conditions to Obligations of Company and Savings.  The obligations of
          ------------------------------------------------
Company and Savings to effect the Acquisition Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a)   Opinion of Counsel for Commercial.  Company shall have received
                ---------------------------------
from Housley Goldberg Kantarian & Bronstein, P.C., special counsel to Commercial, and Fitzgerald, Schorr, Barmettler & Brennan, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.3(a).

          (b)   Representations and Warranties to be True; Fulfillment of
                ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Commercial and
- ------------------------
the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Company a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (c)   Acceptance of Legal Matters.  The form and substance of all
                ---------------------------
legal matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to Thompson & Mitchell, counsel to the Company.

          (d)   Fairness Opinion.  Prior to mailing the Prospectus/Proxy
                ----------------
Statement, the Company shall have received an updated written opinion from Piper Jaffray Inc. to the effect that the consideration to be received by the Company shareholders in the Acquisition Merger is fair from a financial point of view to the stockholders of the Company.

          (e)   Commercial Common Stock.  A certificate for the required number
                -----------------------
of whole shares of Commercial common stock, as determined pursuant to Section
1.3 hereof, and cash for the fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

          (f)   Required Consents.  In addition to Governmental Approvals,
                -----------------
Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and the Commercial Subsidiaries, taken as a whole.

     5.4  Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
and the Acquisition Plan of Merger may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval thereof by shareholders of Company, as provided below:

          (a)   Mutual Consent.  By mutual consent of the parties, evidenced by
                --------------
their written agreement.

          (b)   Closing Delay.  At the election of either party, evidenced by
                -------------
written notice, if the Closing shall not have occurred on or before March 31, 1996, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 5.4(b) shall
- --------  -------
not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (c)   Conditions to Commercial Performance Not Met.  By Commercial
                --------------------------------------------
upon delivery of written notice of termination to Company if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Commercial and the Bank to effect the Merger set forth in Sections 5.1 and 5.2 and noncompliance is not waived by Commercial, provided, however, that (i) Commercial's right to terminate this
            --------  -------
Agreement due to failure of the condition set forth in Section 5.2(l) shall expire unless exercised by Commercial on or prior to August 16, 1995; and (ii) the right to terminate under this Section 5.4(c) shall not be available to Commercial where Commercial's or Bank's failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (d)   Conditions to Company Performance Not Met.  By the Company upon
                -----------------------------------------
delivery of written notice of termination to Commercial if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Company and Savings to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Company, provided, however, that the right to terminate under this Section 5.4(d) shall
- --------  -------
not be available to the Company where the Company's or Savings' failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (e)   Commercial Due Diligence Not Satisfactory.  By Commercial at any
                -----------------------------------------
time prior to the close of business on May 24, 1995, if Commercial shall not be satisfied with the results of its due diligence investigation (including review of the Company Disclosure Schedule (Schedule I) and any documents or information set forth or disclosed therein) to be conducted pursuant to Section
4.11 herein.

          (f)   Average NMS Closing Price.  By the Company at any time during
                -------------------------
the two business day period commencing on the business day immediately after the end of the Determination Period, if both of the following conditions are met:

                (i) the Average NMS Closing Price shall be less than $20.00 (adjusted as indicated below in this Section 5.4(f)); and

                (ii) (A) the number obtained by dividing the Average NMS Closing Price by the Starting Price shall be less than (B) the number obtained by dividing the Index Price on the last day of the Determination Period by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B);

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section

5.4(f), it shall give written notice to Commercial no later than the end of the aforementioned two day period. During the two business day period commencing with the business day after its receipt of such notice, Commercial shall have the option to increase the consideration to be received by the holders of Company common stock hereunder, by adjusting the Exchange Ratio to equal the number (calculated to four digits) obtained by dividing (A) $14.38 by (B) the Average NMS Closing Price. If Commercial so elects within such two day period, it shall give written notice to the Company no later than the end of the aforementioned two day period of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 5.4(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

     For purposes of this Section 5.4, the following terms shall have the meanings indicated:

          "Average NMS Closing Price" shall have the meaning specified in
Section 1.3(b).

          "Determination Period" shall have the meaning specified in Section 1.3(b).

          "Index Group" means the financial institutions listed on the SNL Midwest Thrift Index, as published by SNL Securities LP, and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company on such list. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price.

          "Index Price," on a given date, means the weighted average of the closing prices on such dates of the common stocks of the companies comprising the Index Group.

          "Starting Date" means the last trading day immediately preceding the date of the first public announcement of entry into this Agreement or, if no trades of Commercial common stock occur on such day then the date most immediately preceding such day in which a trade of Commercial common stock occurred.

          "Starting Price" means the closing price per share of Commercial common stock, as reported on the National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the Starting Date or, if no trades of Commercial common stock occur on such day then the date most immediately preceding such day in which a trade of Commercial common stock occurred.

     If Commercial or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 5.4(f).


                                  ARTICLE VI
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     6.1  Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 5.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.7 and 3.7 (Brokers and Finders), 4.8 (Publicity), 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c) or 5.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time, and from and after the Acquisition Merger Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however,
                                                           --------  -------
that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Acquisition Merger Effective Time, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

     6.2  Payment of Expenses.  Each of the parties hereto shall bear and pay
          -------------------
all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. The Company shall select the printer and pay the expenses of printing the Prospectus/Proxy Statement.

                                  ARTICLE VII
                        CERTAIN POST-MERGER AGREEMENTS

     7.1  Registration of Stock Underlying Stock Options.  In order to permit
          ----------------------------------------------
the exercise of options to purchase Commercial common stock which were originally granted under the Company Option Plans and are to be substituted and assumed by Commercial under the provisions of Section 1.8 hereof, at and after the Acquisition Merger Effective Time, Commercial shall take all such actions as may be necessary or appropriate in order to carry out fully the provisions of
Section 1.8 hereof.

     7.2  Reports to the SEC.  Commercial shall continue to file all reports and
          ------------------
data with the SEC necessary to permit the shareholders of Company who may be deemed "underwriters" (within the meaning of Rule 145 under the 1933 Act) of Company common stock to sell the Company common stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under such Act if they would otherwise be so entitled.

     7.3  Employees.
          ---------

          (a) Employees of the Company or Savings who become employees of Commercial or the Bank after the Acquisition Merger Effective Time shall be eligible to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated Commercial or Bank employees. Commercial shall honor all accrued vacation leave for the employees of Company and the Company Subsidiaries following the Acquisition Merger Effective Time.

          (b) Commercial agrees that any employees of the Company or Savings whose employment is terminated at any time after the Acquisition Merger Effective Time shall be entitled to receive a severance payment in accordance with Exhibit 7.3(b) attached hereto.


                                 ARTICLE VIII
                                    GENERAL

     8.1  Amendments.  Subject to applicable law, this Agreement may be amended,
          ----------
whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that, after
                                                           -------------
the adoption of the Agreement by the shareholders of the Company, no such amendment without further shareholder approval may change the amount or form of the consideration to be received by the Company shareholders in the Merger.

     8.2  Confidentiality.  All information disclosed hereafter by any party to
          ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Sections 4.1 or 4.11 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party when received, (ii) it is or hereafter becomes lawfully obtainable for other sources, (iii) it is necessary or appropriate to disclose to the OTS, the FDIC or any other regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other parties all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.2.

     8.3  Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Nebraska without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     8.4  Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Commercial or Company, to

                      Commercial Federal Corporation
                      2120 South 72nd Street
                      Omaha, Nebraska  68124
                      Attention: William A. Fitzgerald, Chairman of
                                  the Board and Chief Executive
                                  Officer

          with a copy to:

                      Housley Goldberg Kantarian & Bronstein, P.C.
                      Suite 700
                      1220 19th Street, N.W.
                      Washington, DC  20036
                      Attention:  Leonard S. Volin, Esq.

                           and

                    Railroad Financial Corporation
                    110 South Main Street
                    Wichita, Kansas  67202
                    Attention: Robert D. Taylor, Chairman of the
                                Board and President

          with a copy to:

                    Thompson & Mitchell
                    One Mercantile Center
                    Suite 3300
                    St. Louis, Missouri  63101
                    Attention:  Paul F. Pautler, Esq.

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     8.5  No Assignment.  This Agreement may not be assigned by any of the
          -------------
parties hereto, by operation of law or otherwise, except as contemplated hereby.

     8.6  Headings.  The description heading of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7  Counterparts.  This Agreement may be extended in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     8.8  Construction and Interpretation.  Except as the context otherwise
          -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     8.9  Entire Agreement.  This Agreement, together with the schedules, lists,
          ----------------
exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

     8.10  Severability.  Whenever possible, each provision of this Agreement
           ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     8.11  No Third Party Beneficiaries.  Nothing in this Agreement shall
           ----------------------------
entitle any person (other than the Company, Savings, Commercial or the Bank and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except as otherwise expressly provided herein.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

COMMERCIAL FEDERAL CORPORATION           RAILROAD FINANCIAL CORPORATION


By:  /s/ William A. Fitzgerald           By:  /s/ Robert D. Taylor
     ------------------------------           ---------------------
Name:  William A. Fitzgerald             Name:  Robert D. Taylor

Title:  Chairman of the Board and        Title: Chairman of the Board and
          Chief Executive Officer                  Chief Executive Officer



COMMERCIAL FEDERAL BANK, A               RAILROAD SAVINGS BANK, FSB
  FEDERAL SAVINGS BANK


By:  /s/ William A. Fitzgerald           By:  /s/ Robert D. Taylor
     ------------------------------           ---------------------
Name:  William A. Fitzgerald             Name:  Robert D. Taylor

Title:  Chairman of the Board and        Title: Chairman of the Board and
          Chief Executive Officer                   Chief Executive Officer

                                 PLAN OF MERGER

                                       OF

                           RAILROAD SAVINGS BANK, FSB

                                      INTO

                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK




     PLAN OF MERGER, dated as of the 18th day of April, 1995 by and between Commercial Federal Bank, a Federal Savings Bank, a savings bank chartered under the laws of the United States of America (the "Bank" or the "Resulting Association"), and Railroad Savings Bank, FSB, a savings bank chartered under the laws of the United States of America ("Railroad"), such institutions being sometimes hereinafter called the "Constituent Associations" or, individually, "Constituent Association".


                                  WITNESSETH:

     WHEREAS, all of the outstanding capital stock of the Bank is owned directly or indirectly by Commercial Federal Corporation ("Commercial"); and

     WHEREAS, Commercial, the Bank, Railroad and Railroad Financial Corporation, parent corporation of Railroad (the "Company") have entered into a Reorganization and Merger Agreement ("Reorganization Agreement") of even date herewith pursuant to which, following the merger of the Company with and into Commercial, Railroad shall be merged with and into the Bank.

     WHEREAS, the Boards of Directors of the Bank and Railroad each believe that it is in the best interests of the institutions and their stockholders to merge the Bank and Railroad into a single federally chartered savings bank in order that (i) the merged institution may operate with an improved competitive position and operating efficiency and (ii) the parent company of the Bank, Commercial, will retain the advantage of a unitary savings and loan holding company status.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions hereinafter contained, and for the purpose of prescribing the terms and conditions of said merger and mode of carrying the same into effect, the Bank and Railroad have agreed and do hereby agree and covenant as follows:

     1.  Plan of Merger:  The merger provided for herein shall be effected as
         --------------
follows:

         (a) The execution and delivery of this Agreement by the Bank and Railroad shall have been duly approved by at least a two-thirds (2/3) vote of the Board of Directors of the Bank and Railroad, respectively.

         (b) The Office of Thrift Supervision or any successor thereto ("OTS") shall have approved the merger.

         (c) The merger shall be approved by the shareholder of the Bank and by the shareholder of Railroad.

         (d) Thereupon Railroad shall be merged with and into the Bank.

     2.  Effect of Merger.  When this Plan of Merger shall become effective in
         ----------------
accordance with the laws and regulations of the United States of America:

         (a) The separate existence of Railroad shall cease and Railroad shall be merged into the Bank, which shall be the savings bank resulting from the merger and shall continue its existence under the name "Commercial Federal Bank, a Federal Savings Bank". The date on which such merger becomes effective is hereinafter called the "Effective Time".

         (b) The Charter and Bylaws of the Bank as in effect on the Effective Time shall be and remain the Charter and Bylaws of the Resulting Association.

         (c) The Directors of the Resulting Association from and after the Effective Time shall be nine (9) in number and shall be those persons whose name, residence address and terms of office are identified in Exhibit 1 hereto.

         (d) The officers of the Bank immediately prior to the Effective Time shall be the officers of the Resulting Association and shall continue in office until their successors are duly elected or otherwise duly selected.

         (e) All savings accounts of Railroad shall be and become savings accounts in the Resulting Association without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of Railroad shall, as of the Effective Time, be considered, for purpose of interest declared by the Resulting Association thereafter, as if it had been a savings account of the Resulting Association at the time said savings account was opened in Railroad and at all times thereafter until such account ceases to be a savings account of the Resulting Association.
Appropriate evidence of savings account ownership interest in the Resulting Association shall be provided, as necessary, after consummation of the merger by the Resulting Association to each savings account holder of Railroad.

          (f) All savings accounts of the Bank prior to consummation of the merger shall continue to be savings accounts in the Resulting Association after consummation of the merger without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

          (g) All of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by either the Bank or Railroad, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property and obligations of the Resulting Association which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Bank and Railroad immediately prior to the consummation of the merger. The Resulting Association shall be deemed to be and shall be a continuation of the entity and identity both of the Bank and of Railroad and the rights and obligations of the Bank and of Railroad shall remain unimpaired; and the Resulting Association, upon the consummation of the merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

          (h) The main office of the Bank at 2120 South 72nd Street, Omaha, Nebraska, shall be the main office of the Resulting Association and branch offices thereof will be located at the locations set forth in Exhibit 2 hereof.

          (i) The liquidation account of Railroad as in effect as of the Effective Time shall be assumed in full by the Resulting Association.

     3.   Disposition of Shares:
          ---------------------

          (a) All of the shares of Railroad capital stock issued and outstanding on the Effective Time, and all rights in respect thereof, shall be cancelled.

          (b) The shares of capital stock of the Bank outstanding immediately prior to consummation of the merger shall constitute the only outstanding shares of capital stock of the Resulting Association following consummation of the merger.

     4.   Effective Time of Merger.  The merger provided for herein shall become
          ------------------------
effective on the date of endorsement of the Articles of Combination by the Secretary of the OTS (the "Effective Time"). The merger shall not be effective unless and until approved by the OTS. The merger shall also not be effective until after the effective time of the merger of the Company with and into Commercial as set forth in the Agreement of Merger by and between the Company and Commercial.

     5.   Action by Shareholders:  The shareholders of the Bank and Railroad,
          ----------------------
respectively, shall take appropriate action to vote to approve this Plan of Merger.

     6.   Condition of Closing:  The obligations of the parties hereto to
          --------------------
consummate the transactions contemplated herein shall be subject to approval by the OTS.

     7.   Amendment:  This Agreement may be amended or modified at any time by a
          ---------
written instrument signed by the Bank and Railroad.

     8.   Paragraph Headings:  The paragraph headings in this Plan of Merger are
          ------------------
for convenience only; they form no part of this Plan of Merger and shall not affect its interpretation.

     9.   Governing Law:  This Plan of Merger shall be governed by the laws of
          -------------
the State of Nebraska, except to the extent federal law governs.

     10.  Termination.  This Plan of Merger shall automatically terminate
          -----------
without any further action of the parties hereto upon termination of the Reorganization Agreement.

     11.  Miscellaneous:  This Plan of Merger may be executed in counterparts,
          -------------
each of which shall be deemed an original and all of which constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed on their behalf by their duly authorized representatives as of the day and year first above written.

RAILROAD SAVINGS BANK, FSB          COMMERCIAL FEDERAL BANK, A
                                      FEDERAL SAVINGS BANK


By:___________________________      By:____________________________
Name:                               Name:
Title:                              Title:


By:___________________________      By:____________________________
Name:                               Name:
Title:  Secretary                   Title:  Secretary

                                                                    EXHIBIT 1.14

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT dated as of April 18, 1995 between Commercial Federal Corporation, a Nebraska Corporation ("Commercial"), and Railroad Financial Corporation, a Delaware Corporation ("Company").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Commercial and Company have approved a Reorganization and Merger Agreement (the "Merger Agreement"), dated as of April 18, 1995, between Commercial and its wholly owned subsidiary, Commercial Federal Bank, A Federal Savings Bank ("Bank"), and Company and its wholly owned subsidiary, Railroad Savings Bank, FSB ("Savings"), providing for the acquisition of the Company by Commercial (the "Acquisition Merger") followed by the merger of Savings with and into the Bank (the "Bank Merger"). The Merger Agreement is being executed by the parties simultaneously with this Agreement;

     WHEREAS, as a condition to Commercial's entry into the Merger Agreement and in consideration of such entry, the Company has agreed to grant to Commercial the option set forth herein;

     NOW THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. DEFINITIONS. Capitalized terms defined in the Merger Agreement and used herein shall have the same meaning as in the Merger Agreement.

     2. GRANT OF OPTION. The Company hereby grants to Commercial an unconditional, irrevocable option (the "Option"), to be exercised in whole or in part from time to time as provided herein, to purchase shares of authorized and unissued or treasury shares of Company's common stock in an amount equal to 13.0% of the shares of Company common stock to be outstanding upon exercise of the Option at a price of $11.875 per share payable in cash as provided in
Section 4 hereof; provided, however, in the event the Company issues or agrees to issue any shares of common stock (other than as permitted under the Merger Agreement) at a price less than $11.875 per share (as adjusted pursuant to
Section 6 herein) such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); and provided further, that such number of shares shall be reduced by the number of shares, if any, beneficially owned by Commercial as of the date of exercise. The number of shares of Company common stock subject to option hereunder shall also be subject to adjustment as provided in Section 6 herein.

     3. EXERCISE OF OPTION. (a) Subject to compliance with applicable law and regulation, the Option may be exercised, in whole or part, at any time or from time to time only upon or after the occurrence of a Purchase Event. As used herein, "Purchase Event" shall mean when:

     (i) the Company or Savings shall have entered into an agreement with a person (other than Commercial or any of its affiliates) to (a) merge or consolidate with, or enter into any similar transaction with, the Company or Savings, (b) purchase, lease or otherwise acquire all or substantially all of the assets of the Company or Savings, or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10 percent or more of the voting power of the Company or Savings; or

     (ii) any person (other than Commercial or its affiliates) shall have acquired beneficial ownership of 25% or more of the outstanding shares of the Company's common stock or shall have merged, consolidated with or entered into a similar transaction with the Company or any of the Company Subsidiaries or shall have purchased, leased or otherwise acquired all or substantially all of the Company's or any Company Subsidiary's assets.

     The Company shall notify Commercial promptly in writing of the occurrence of any transaction or event which constitutes a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event under this subsection (a) is undertaken or effected by the same person or occurs at the same time, then all such transactions and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended. As used in this Section 3(a), "person" shall have the meaning specified in Section 3(a)(9), and "beneficial ownership" shall have the meaning specified in Section 13(d)(3), of the Securities Exchange Act of 1934.

     (b) To exercise the Option, Commercial or its transferee(s) shall send to the Company a written notice (an "Exercise Notice," the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase with respect to such exercise (the "Option Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Commercial, or its transferee(s), and the Company shall promptly file the required notice or application for approval and expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (c) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of:

          (i) the Acquisition Merger Effective Time;

          (ii) the date on which the Merger Agreement is terminated (other than a termination based upon (A) a willful breach by the Company or Savings of any of its or their covenants or agreements provided under the Merger Agreement or (B) the failure of the Company or Savings to obtain shareholder approval of the transactions contemplated by the Merger Agreement) if prior thereto a Purchase Event or a Proposal (as hereinafter defined) has not occurred or has not been made;

          (iii) 18 months after the later of (A) the occurrence of a Purchase Event or (B) the making of a Proposal (as hereinafter defined); provided, however, if a Proposal shall be made (during the term of this Agreement) prior to the occurrence of a Purchase Event and subsequent thereto a Purchase Event occurs then this Option shall be further extended to expire upon the expiration of 12 months from the date of occurrence of such Purchase Event;

          (iv) 18 months after the termination of the Merger Agreement for the reasons set forth in clauses (A) and (B) in the parenthetical portion of
     Section 3(c)(ii) herein; or

          (v) such other dates as to which the holders of the Option and the Company shall agree.

     For purposes of this Agreement, a "Proposal" means a proposal by any person (other than Commercial or its affiliates), by public announcement or written communication, or in any application to any federal or state regulatory authority, to (a) acquire, merge, consolidate with, or enter into any similar transactions with the Company or Savings, (b) purchase, lease or otherwise acquire all or substantially all of the assets of the Company or Savings, or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 15% of the voting power of the Company.

     Notwithstanding the foregoing, if a holder of all or part of the Option provides the Company with an Exercise Notice relating to all or part of the shares of the Company common stock covered by the Option, the Company tenders performance of its obligations hereunder on the Option Closing Date specified therein but such holder fails to tender performance of its obligations hereunder on such Option Closing Date, then the portion of the Option to be exercised by such holder on such Option Closing Date as specified in the Exercise Notice shall expire and terminate effective at 5:00 p.m., Eastern time on such Option Closing Date.

     4. PAYMENT AND DELIVERY OF CERTIFICATES. (a) At the closing referred to in Section 3 hereof, Commercial, or its transferee(s), shall pay to the Company the aggregate purchase price for the shares purchased pursuant to the exercise of the Option in immediately available funds by a write transfer to a financial institution designated by the Company. Commercial, or its transferee(s), shall pay all transfer taxes imposed by virtue of the assignment of the Option or such portion to it. Any other transfer taxes shall be paid by the Company.

     (b) At any closing relating to an exercise of the Option, simultaneously with the delivery of cash by Commercial, or its transferee(s), as provided in subsection (a) with respect to the Option, the Company shall deliver to Commercial, or its transferee(s), a certificate or certificates representing the number of shares purchased by Commercial, or its transferee(s) and, if the Option should be exercised in part only, a new Option evidencing the rights of Commercial or any subsequent transferee(s) thereof to purchase the balance of the shares purchasable hereunder.

     Commercial acknowledges that the certificates evidencing such stock shall bear the following legend:

          "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and certain provisions of an agreement between the registered holder hereof and the Company, a copy of which agreement is on file at the principal office of the Company. A copy of such agreement will be provided without charge to the holder hereof upon receipt by the Company of a written request."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Commercial or any subsequent transferee(s) shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (c) If, following the occurrence of a Purchase Event, Commercial, or any subsequent transferee(s), seeks to sell or otherwise dispose of the Option or shares of common stock received or receivable upon exercise thereof and it or its transferee(s) shall then be required under applicable law or regulation to have such Option or common stock registered with a government agency before making such sale or disposition, then, in such event, the Company shall, upon the written request of Commercial or its transferee(s), file with such agency as promptly as practicable after receiving such request, an appropriate registration statement under such law or regulation registering (i) the Option granted hereby, and (ii) the shares of common stock received or receivable upon exercise of the Option in accordance with such written request of Commercial, or its transferee(s). The Company will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Commercial, or any subsequent transferee, shall have the right to demand two such registrations; provided, however, that the Company shall be required to bear the
               --------  -------
expenses related only to the first such registration, and Commercial or any subsequent transferee shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by Commercial or any subsequent transferee for registration as provided above, the Company is in registration with respect to an underwritten public offering of shares of Company common stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of Commercial's or any subsequent transferee's(s') Option or shares with respect thereto would interfere with the successful marketing of the shares of Company common stock offered by the Company, the number of shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided,
                                                               --------
however, that after any such required reduction the number of shares to be
- -------
included in such offering for the account of Commercial or any subsequent transferee shall constitute at least 25% of the total number of shares to be issued by Commercial or any subsequent transferee and the Company in the aggregate; and provided further, however, that if such reduction occurs, then
               -------- -------
the Company shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Commercial or any subsequent transferee(s) shall provide all information reasonably requested by the Company
for inclusion in any registration statement to be filed hereunder.   If
requested by Commercial, in connection with any such registration, the Company will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements.

     5. REPRESENTATIONS. The Company hereby represents and warrants to, and covenants with, Commercial as follows:

          (a) The Company has taken all necessary corporate action to authorize and reserve for issuance the full number of shares of the Company's common stock issuable upon exercise of the Option, and shall continue to reserve such shares until this Agreement is terminated as provided herein. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company. This Agreement is the valid and legally binding obligation of the Company;

          (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid, nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to preemptive rights;

          (c) The Company will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company; and

          (d) The Company will promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Commercial or any transferee(s) hereof in preparing such applications or notices and providing such information to the OTS or the Federal Reserve Board or such state regulatory authority as they may require) in order to permit Commercial or any transferee(s) hereof to exercise the Option and duly and effectively to issue shares of Company common stock pursuant hereto; and
     (iv) promptly to take all action provided herein to protect the rights of Commercial or any transferee(s) hereof against dilution.

     6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Company's common stock by reason of stock dividends, split-ups, mergers, recapitalization, combinations, exchanges of shares or the like, the number of shares subject to the Option and its purchase price per share shall be adjusted appropriately so that the economic value of the Option is unaltered.

     7.   MISCELLANEOUS.

          (a) Expenses. Except as provided in Section 4(a), each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the express written consent of the other party, except that Commercial may assign in whole or in part the Option and other benefits or obligations hereunder without limitation (i) if a Purchase Event has occurred or (ii) at any time to any of its wholly owned subsidiaries; provided, that prior to any such assignment, Commercial shall give written notice of the proposed assignment to the Company, and within 24 hours of receipt of such notice of a bona fide proposed assignment, the Company may purchase the Option at a price and on terms at least as favorable to Commercial as are set forth in the notice of assignment.

     8. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by Federal Express, Express Mail, another service which provides overnight delivery, telegram or telex or other facsimile transmission addressed as follows:


If to Commercial, then to:     Commercial Federal Corporation
                               2120 South 72nd Street
                               Omaha, Nebraska  68124
                               Attention: William A. Fitzgerald, Chairman
                                and Chief Executive Officer

with copies to:                Housley Goldberg Kantarian & Bronstein, P.C.
                               Suite 700
                               1220 19th Street, N.W.
                               Washington, DC  20036
                               Attention:  Leonard S. Volin, Esq.

If to the Company, then to:    Railroad Financial Corporation
                               110 South Main Street
                               Wichita, Kansas  67202
                               Attention: Robert D. Taylor, Chairman of the
                                Board and President

with copies to:                Thompson & Mitchell
                               One Mercantile Center
                               Suite 3300
                               St. Louis, Missouri  63101
                               Attention:  Paul F. Paulter, Esq.


     Any notice hereunder shall be deemed delivered when received at the address of such party set forth above (or to such other address as such party hereto shall advise the other in writing).

     9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     10. SPECIFIC PERFORMANCE. The parties agree that damages would be an adequate remedy for a breach of the provisions of this Agreement by the Company and that this Agreement may be enforced by Commercial through injunctive or other equitable relief. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without regard to principles of conflicts of laws thereof.

     12. SUCCESSORS. This Agreement shall inure to the benefit and be binding upon any corporate or other successor of either party hereto (which shall include but not be limited to any corporate reorganization of the ownership of either party).

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

                                 COMMERCIAL FEDERAL CORPORATION


                                 By:____________________________________
                                      Title:


                                 RAILROAD FINANCIAL CORPORATION


                                 By:____________________________________
                                      Title:

                                                                  Exhibit 1.1(a)



                              AGREEMENT OF MERGER
                              (ACQUISITION MERGER)

================================================================================

     THIS AGREEMENT OF MERGER (the "Agreement") is entered into as of April 18, 1995 by and between Commercial Federal Corporation, a Nebraska corporation ("Commercial"), and Railroad Financial Corporation, a Delaware corporation (the "Company"), pursuant to a Reorganization and Merger Agreement dated as of April 18, 1995 by and among Commercial, Commercial Federal Bank, a Federal Savings Bank, a federally chartered savings bank and a wholly owned subsidiary of Commercial (the "Bank"), the Company and Railroad Savings Bank, FSB, a federally chartered savings bank and a wholly owned subsidiary of the Company ("Savings") (the "Merger Agreement"). Commercial and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

     In consideration of the representations, warranties and agreements contained in the Merger Agreement, the Constituent Corporations agree as follows:


                                   ARTICLE 1.

                               ACQUISITION MERGER

     In accordance with the provisions of this Agreement, the Delaware General Corporation Law (the "DGCL") and the Nebraska Business Corporation Act (the "NBCA") at the Effective Time (as hereinafter defined), the Company shall be merged with and into Commercial (the "Acquisition Merger"), and Commercial shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Nebraska. At the Effective Time the separate existence of the Company shall cease. All transactions after the Effective Time shall be deemed transactions of and for the account of Commercial as the Surviving Corporation.


                                   ARTICLE 2.

                         EFFECTIVE TIME AND MANNER AND
                           BASIS OF CONVERTING STOCK

     2.1  Effective Time.  The Acquisition Merger shall be effective at the time
          --------------
and date which is the later of the time at which (i) the Nebraska articles of merger are filed with the Secretary of State of Nebraska and (ii) the Delaware certificate of merger is filed with the Secretary of State of Delaware (the time of such later filing being the "Effective Time"), which shall be immediately following the closing and on the same day as the closing if practicable. The Acquisition Merger shall precede the effective time of the merger of Railroad with and into the Bank pursuant to the terms and conditions set forth in the plan of merger between the Bank and Railroad.

     2.2  Conversion of Shares.  At the Effective Time:
          --------------------

          (a) At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Commercial or the Company or the holders of shares of Commercial or the Company common stock:

               (i) Each outstanding share of Company common stock issued and outstanding immediately prior thereto, except as provided in clause (a)(ii) of this Section 2.2 and Section 2.4 hereof, shall be converted into and represent solely the right to receive without any action by the holder, shares of Commercial common stock, in the manner provided in Section 2.3 hereof, and shall no longer be a share of common stock of the Company, according to the following Exchange Ratios (which shall be subject to adjustment as provided in clause
(a)(v) of this Section):

                    (A) If the Average NMS Closing Price shall be equal to or greater than $24.00 but equal to or less than $27.00, then the Exchange Ratio shall be such number of shares of Commercial common stock equal to the quotient (carried to four digits) that results by dividing $17.25 by the Average NMS Closing Price of Commercial common stock (a maximum of .7188 and a minimum of
 .6389 shares of Commercial common stock.)

                    (B) If the Average NMS Closing Price shall be greater than $27.00, then the Exchange Ratio shall be .6389 shares of Commercial common stock;

                    (C) If the Average NMS Closing Price shall be less than $24.00, then the Exchange Ratio shall be .7188 shares of Commercial common stock; provided, however, in the event the Exchange Ratio is adjusted pursuant to the proviso contained in Section 5.4(f) of the Merger Agreement, the Exchange Ratio shall be the Exchange Ratio as so adjusted.

               (ii) Any shares of Company common stock which are owned or held by Company or any of its subsidiaries (except shares held in any 401(k) plan of the Company or any of its subsidiaries or held in a fiduciary capacity) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

               (iii) Each share of common stock of Commercial issued and outstanding immediately prior to the Effective Time shall remain an outstanding share of common stock of Commercial.

               (iv) The holders of certificates representing shares of Company common stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL.

               (v) If the holders of Commercial common stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement ("Stock Adjustment"), then the amount of Commercial common stock to be exchanged on the Effective Time for Company common stock or kind of securities of Commercial shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Average NMS Closing Price amounts set forth above shall be proportionately adjusted to compensate for any such Stock Adjustment.

          (b) The term "NMS Closing Price" shall mean the price per share (carried to four decimal places) of the last sale of Commercial common stock reported on the National Market System (or reported on such other national securities exchange on which shares of Commercial common stock shall be listed) at the close of the trading day by the National Association of Securities Dealers, Inc. (the "National Market System") (or at the close of the trading day by such other national securities exchange). The term "Average NMS Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the Effective Time (the "Determination Period").

          (c) Each share of common stock of Commercial to be issued to the Company's shareholders pursuant to this Section 2.2 shall include the corresponding number of rights associated with the Commercial common stock pursuant to the Rights Agreement dated as of December 19, 1988 by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent ("Commercial Rights Agreement").

     2.3  Exchange of Company Common Stock.
          --------------------------------

          (a) Commercial has reserved for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to the Company's shareholders in accordance with this Article 2.

          (b) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Company common stock (other than as provided in Section 2.2(a)(ii)), upon surrender of such certificates to an exchange agent appointed by Commercial (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of Commercial common stock into which shares of Company common stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section
2.2 hereof, and cash payments in lieu of fractional shares, as provided in
Section 2.4 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Effective Time whose Company stock shall have been converted into Commercial common stock advising such shareholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company common stock in exchange for new certificates for Commercial common stock and cash in lieu of any fractional interest. Upon surrender, each certificate evidencing Company common stock shall be cancelled.

          (c) Until surrendered as provided in this Section 2.3 hereof, each outstanding certificate which, prior to the Effective Time, represented Company common stock (other than shares cancelled at the Effective Time pursuant to Section 2.2(a)(ii) hereof) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Commercial common stock into which the shares of Company common stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. However, until such outstanding certificates formerly representing Company common stock are so surrendered, no dividend or distribution payable to holders of record of Commercial common stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Commercial common stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 2.4 hereof. After the Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company common stock and, if a certificate formerly representing such shares is presented to Commercial, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Commercial common stock as herein provided.

          (d) All shares of Commercial common stock and cash for any fractional share issued and paid upon the surrender for exchange of Company common stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company common stock.

          (e) If any new certificate for Commercial common stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Commercial common stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Company common stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Commercial common stock and cash for fractional shares, if any, as may be required pursuant hereto; provided, however, that Commercial may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Commercial, the Company, the Exchange Agent or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

     2.4  No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Commercial common stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company common stock; no dividend or distribution with respect to Commercial common stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Commercial. In lieu of such fractional share interest, any holder of Company common stock who would otherwise be entitled to a fractional share of Commercial common stock will, upon surrender of his certificate or certificates representing Company common stock outstanding immediately prior to the Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NMS Closing Price. For the purposes of determining any such fractional share interests, all shares of Company common stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Company common stock issuable to such Company shareholder.


                                   ARTICLE 3.

                   ORGANIZATION OF THE SURVIVING CORPORATION

     3.1  Articles of Incorporation and Bylaws of the Surviving Corporation of
          --------------------------------------------------------------------
the Merger.  The Articles of Incorporation and Bylaws of Commercial, as in
- ----------
effect on the Effective Time, shall be the Articles of Incorporation and Bylaws of Commercial, as the surviving corporation.

     3.2  Directors and Officers of the Surviving Corporation of the Merger.
          -----------------------------------------------------------------
The directors and officers of Commercial in office immediately prior to the Effective Time shall be the directors and officers, respectively, of Commercial, as the surviving corporation of the Acquisition Merger, until their respective successors shall be duly elected and qualified.


                                   ARTICLE 4.

                               GENERAL PROVISIONS


          (a) At the Effective Time, the separate existence of the Company shall cease.

          (b) The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the Nebraska Business Corporation Act.

          (c) The Surviving Corporation shall after the Effective Time possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the merging corporations. All property, real, personal, and mixed, all debts due on whatever account, all other things and causes of action, and all and every other interest of or belonging to or due to each of Commercial and the Company shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed and shall thereafter be the property of the Surviving Corporation to the same extent as they were of each of Commercial or the Company. The title to any real estate, or any interest therein, vested in Commercial or the Company shall not revert or be in any way impaired by reason of the Acquisition Merger.

          (d) The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Commercial and the Company; and any claim existing or action or proceeding pending by or against any of such corporations, may be prosecuted as if such merger or consolidation had not taken place or such Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Commercial or the Company shall be impaired by the Acquisition Merger.

          (e) The net surplus of Commercial and the Company which was available for the payment of dividends immediately prior to the Acquisition Merger, to the extent that such surplus is not transferred to stated capital or capital surplus by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.


                                   ARTICLE 5.

                                  COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.


COMMERCIAL FEDERAL CORPORATION            RAILROAD FINANCIAL CORPORATION


By:  _________________________            By:___________________________
Name:                                     Name:

Title:                                    Title: